UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 7, 2016

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

37 North Orange Ave, Suite 607, Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement Other Events

On December 7, 2016, Immune Therapeutics, Inc. (the “Company”) received a notice via email from St. George Investments, LLC (“St. George”) that the Company is in default of that certain promissory note (the “Note”), dated May 5, 2016, between St. George and the Company in the principal amount of $305,000. Pursuant to the Note, the Company was to pay all outstanding principal and interest by November 6, 2016, which did not occur and triggered the event of default.

As an effect of the default, interest under the Note was increased to 25% per annum. In addition, St. George declared what is defined as a “Default Effect” under the Note, the effect of which was to increase the outstanding balance of the Note by 15%, or $45,750. St. George may apply two more Default Effects for “Major Defaults,” increasing the balance by 15%, and three more Default Effects for “Minor Defaults;” Default Effects for Minor Defaults increase the outstanding balance by 5%.

As a further effect of the default, St. George is entitled to convert into common shares of the Company pursuant to the terms of the Note at an unadjusted rate of $0.20 per share; however, the Company is in the process of negotiating a standstill agreement with St. George, whereby it is expected that St. George will agree not to make any further conversions under the Note until February 10, 2017, for which the Company intends to grant St. George 650,000 shares of its common stock.

This current report contains forward-looking statements regarding our intentions to effectuate a standstill agreement with St. George. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions.  Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements.  We caution investors not to rely unduly on any forward-looking statements. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: December 13, 2016	By:	/s/ Noreen Griffin
Noreen Griffin, CEO